EXHIBIT 23.1

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CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to Registration Statement No. 333-107363 on Form F-3/A and related Prospectus of Trinity Biotech plc for the registration of 7,042,254 Class A Ordinary Shares and to the incorporation by reference therein of our report dated November 25, 2003 with respect to the consolidated financial statements of Trinity Biotech plc included in its Annual Report on Form 20-F/A for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/Ernst & Young
Dublin, Ireland

December 10, 2003
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